EXHIBIT 3.1.2

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: www.nvsos.gov
Certificate of Change Pursuant to NRS 78.209 Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100552365-29
Filing Date and Time 07/26/2010 4:30 PM
Entity Number E0059792008-4

1. Name of corporation:

CETRONE ENERGY COMPANY

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

55,000,000 shares of common stock, par value $.001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

50,000,000 shares of common stock, par value $.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Two hundred (200) shares of common stock, par value $0.001 per share, shall be issued after the change in exchange for each issued share of common stock, par value $0.001 per share.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares of common stock, par value $0.001 per share, shall be rounded up to the nearest whole share of common stock, par value $0.001 per share.

7. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

8. Officer Signature: /s/ Michael Cetrone       , President
Signature Title